EXHIBIT 3(a)

Certificate of Amendment

to the Restated Certificate of Incorporation

of Fifth & Pacific Companies, Inc.

The undersigned Fifth & Pacific Companies, Inc., a corporation organized and existing under the Laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

A: The name of the Corporation is Fifth & Pacific Companies, Inc.

B: The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 21, 2009.

C: This Certificate of Amendment, which amends the Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

D: The Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

Article EIGHTH of the Restated Certificate of Incorporation shall be deleted and replaced in its entirety with the following:

EIGHTH:  1.  Special meetings of the stockholders may be called only by (i) the Board of Directors or (ii) the Secretary of the Corporation, in the case of clause (ii) at the written request of stockholders that own of record not less than thirty-five percent (35%) of the capital stock of the Corporation entitled to vote generally in the election of directors and which request complies with the procedures for calling a special meeting of stockholders as may be set forth in the By-Laws of the Corporation, as it may be amended from time to time.

2. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting by the written consent of the stockholders of the Corporation, but only if such action is taken in accordance with the provisions of this Article Eighth and the Corporation’s By-Laws.

3. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article Eighth. Any person other than the Corporation seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation and delivered to the Corporation’s principal executive offices and signed by holders of record of at least thirty-five percent (35%) of the voting power of the outstanding capital stock of the Corporation entitled to express consent on the relevant action, request that a record date be fixed for such purpose. The written notice must contain the information required by the Corporation’s By-Laws. Following receipt of the notice, the Board of Directors shall promptly, but in all events within ten (10) business days after the date the notice is received, determine the validity of the request and whether the request relates to an action that may be taken by written consent pursuant to paragraph 4 of this Article Eighth and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted.

4. The Board of Directors shall not be obligated to set a record date for an action by written consent if (i) the record date request does not comply with this Article Eighth or the Corporation’s By-Laws, (ii) such action is not a proper subject for stockholder action under applicable law, (iii) the request for a record date for such action is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of stockholders that included an identical or substantially similar item of business to such action, as determined in good faith by the Board of Directors (“Similar Business”) was held not more than one hundred twenty (120) days before such request for a record date was received by the Secretary, (v) Similar Business is already included in the Corporation’s notice as an item of business to be brought before a meeting of the stockholders that has been called but not yet held, or (vi) such record date request or any solicitation of consents to such action was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”) or other applicable law. For purposes of this paragraph 4, the election of directors shall be deemed to be Similar Business with respect to all actions involving the election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

5. Stockholders may take action by written consent only if consents are solicited from all holders of capital stock of this Corporation entitled to vote on the matter pursuant to a consent solicitation conducted pursuant to and in accordance with Regulation 14A of the Exchange Act, without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Exchange Act.

6. No written consent purporting to take or authorize the taking of corporate action may be delivered to the Corporation or its registered office in the State of Delaware until 50 days after the record date.  Such consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business.  Delivery must be made by hand or by certified or registered mail, return receipt requested.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this 13th day of May, 2013.

/s/ Nicholas Rubino
Name: Nicholas Rubino
Title: Senior Vice President- Chief Legal Officer,
General Counsel & Secretary